Exhibit 10.25

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that the Registrant treats as private or confidential. The redaction of such information is indicated by [***].

Exclusive Distribution Agreement

With Services

Effective Date: January 26, 2024

	“OEM”	“DISTRIBUTOR”
Full legal name and details of company registration:	Liberty Defense Technologies, Inc.	Viken Detection Corp.
	A Massachusetts Corporation	A Delaware Corporation
Full mailing address (principal place of business):	187 Ballardvale Street,	21 North Avenue,
	Suite 110	Burlington, MA 01803
Wilmington, MA 01887
Contact Person:	Bill Frain	Jim Ryan
Email:	[***]	[***]
Telephone:	[***]	[***]

This Exclusive Distribution Agreement with Services (“Agreement”) is effective as of the Effective Date and governs the relationship between OEM and Distributor (each a “Party” and collectively the “Parties”) for the distribution and sale of OEM’s Goods and Services within the Territory (as such terms are defined herein).

For OEM		For DISTRIBUTOR

By:	/s/ William J. Frain	By:	/s/ James Ryan
Name: William J. Frain		Name: James Ryan
Titlo : COE		Title: President and CEO
Date: January 27, 2024		Date: January 26, 2024

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and suffciency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Appointment.

1.1 Exclusive Appointment. For the Term of this Agreement, OEM appoints Distributor as its exclusive (even as to OEM) distributor of the Goods identified in Exhibit A, and its exclusive provider (even as to OEM) of the Services identified in Exhibit B within the Territory, and Distributor accepts such appointment; provided, that such exclusivity will not commence for Hexwave sales for the non-aviation market until 60 days from the date of this Agreement. For purposes of this Agreement, the “Territory” means the United States, Canada, and Latin America. Accordingly, Distributor shall have the exclusive right to market, sell and otherwise distribute the Goods and provide the Services in the Territory. Distributor shall not directly or indirectly market, advertise, promote, sell or distribute the Goods for installation anywhere outside the Territory, including selling or distributing the Goods to any person that Distributor has reason to know intends to install the Goods outside the Territory. Distributor shall not, directly or indirectly through any agents, representatives or distributors, market, advertise, promote, sell or distribute the Goods for installation outside of the United States, Canada, or Latin America. Notwithstanding the foregoing, for a period of 90 days from the execution of this Agreement OEM has the right to directly close out any outstanding quotes and active leads (identified in Exhibit D).

1.2 Resellers. With the express written consent of the OEM, such consent not to be unreasonably withheld, Distributor may appoint subdistributors, resellers, sales representatives, service providers and other third parties as it determines appropriate for the effective distribution of Goods and provision of Services under this Agreement (collectively, “Resellers”). OEM will assign or terminate all existing distribution and resale agreements in the Territory to Distributor within 90 days of execution of this Agreement; provided, that, the term of Hexwave exclusivity shall be extended day-for-day by each day after execution of this Agreement until OEM has caused all existing distribution and resale agreements to be assigned to Distributor. All existing distributors and resellers in the Territory will thereby become subdistributors and subresellers to Distributor. Notwithstanding the foregoing, Distributor may manage these relationships as it sees fit in its sole discretion, provided that the terms of such do not conflict with the terms and conditions of this Agreement.

2. Promotion and Marketing.

2.1 Distributor Obligations. Distributor shall:

(a) use commercially reasonable efforts to further the promotion, marketing, sale and distribution of the Goods in the Territory, including building brand awareness and value;

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(b) establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the Goods;

(c) establish and maintain independent Resellers and facilities sufficient to make the Goods available for shipment by Distributor to each of its customers; and

(d) not make any materially misleading or untrue statements concerning the Goods.

2.2 OEM Obligations. OEM shall, at no cost to Distributor, provide:

(a) any necessary cooperation, information, material and support (including sales literature) as Distributor may request regarding the marketing, advertising, promotion and sale of Goods and shall notify Distributor promptly in the event of any material changes in such information;

(b) training to Distributor’s sales associates regarding Goods before the roll-out of any new Goods and from time to time as may be reasonably requested by Distributor; and

(c) provide commercially reasonable technical support to Distributor and Distributor’s customers and, as requested by Distributor, provide support contact information, escalation procedures and any other support-related information to Distributor for all Goods.

3. Agreement to Purchase and Sell Goods; Security for Prepayment.

3.1 Terms of Sale- Orders. OEM shall make available and sell Goods to Distributor at the prices identified in Exhibit A, and on the terms and conditions set out in this Agreement.

3.2 Initial Order. In order for Distributor to maintain the exclusive right to market, sell and otherwise distribute the Goods in the Territory, Distributor agrees to purchase fifteen (15) HEXWAVE systems upon execution of this Agreement, and a further fifteen (15) HEXWAVE systems within the later of (i) 45 days thereafter and (ii) receipt of all required approvals from the Federal Communications Commission whose approvals are required to operate the HEXWAVE systems as intended (the later of (i) and (ii) being the “Second Tranche Milestone”). OEM will provide a required license to operate the HEXWAVE system delivered to a customer in Canada. Units will be delivered according to the delivery schedule set forth in Exhibit C. Distributor shall have the right to review OEM’s books and records to the extent Distributor deems necessary to verify the COGS of such units.

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3.3 Payment Terms. Distributor shall pay all properly invoiced amounts due to OEM within thirty (30) days after the later of: (a) Distributor’s receipt of such invoice (except for any amounts disputed by Distributor in good faith) and (b) Distributor’s delivery of the Goods covered by such invoice to an end customer. Payment of invoices will not be deemed acceptance of the Goods by Distributor. Notwithstanding the foregoing, Distributor shall make advance payment for the first fifteen (15) HEXWAVE systems of the Initial Order upon execution of this Agreement, and shall make advance payments for the remainder of the Initial Order upon the Second Tranche Milestone.

3.4 Delivery of Payments. Distributor shall make all payments in US dollars by check, wire transfer or automated clearing house.

4. Security for Prepayment and Performance. OEM hereby grants Distributor a first-priority perfected security interest in and to all assets of OEM to secure performance or  repayment of the prepayments, and all other obligations of OEM under this Agreement,  after failure to perform when due. OEM authorizes and appoints Distributor its attorney-in-fact to file and execute any documents and take any other action necessary to perfect  such security interest. Distributor may exercise all rights of a secured party under M.G.L.c. 106, Article 9, without notice or demand. All unpaid prepayments and other obligations will be immediately due and payable upon the commencement of a case  under any insolvency or bankruptcy law, and otherwise upon demand after failure to  perform when due. Unpaid amounts will accrue interest at 1.5% per month. OEM shall  pay all reasonable fees and expenses incurred by Distributor in the enforcement or attempt to enforce any of the obligations under this Agreement not performed when due. In addition to these rights and remedies, if Distributor has prepaid for Goods or Services, OEM hereby irrevocably grants Distributor a royalty-free, nonexclusive,  worldwide license to make and sell Goods and perform Services after OEM has failed to  deliver such Goods or perform such Services when due, after notice and a 30-day cure period (or such shorter period as is reasonably required for Distributor to timely deliver  Goods or perform Services for its end customer). OEM and Distributor will execute a  further license agreement that incorporates the foregoing terms within seven (7) days of  the date of this Agreement. But the license granted in this Section 4 will remain effective  and enforceable immediately upon execution of this Agreement, regardless of whether  or when such license agreement is executed.

5. Order Procedure.

5.1 Orders. Distributor shall issue purchase orders to OEM in written form by e-mail. OEM shall fill all orders received from Distributor, so long as the orders comply with the terms of this Agreement.

5.2 Acceptance and Rejection of Purchase Orders. OEM shall confirm to Distributor the receipt of each purchase order issued hereunder within ten (10) calendar days following OEM’s receipt thereof and shall fill promptly and to the best of its ability all orders received. If OEM fails to issue a confirmation within the time set forth in the first sentence of this Section 5.2, or commences performance under such purchase order without providing confirmation, OEM will be deemed to have accepted the purchase order.

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5.3 Forecasts. Distributor shall provide to OEM a quarterly forecast of Distributor’s requirements (“Forecast”). Forecasts are for informational purposes only and do not  create a binding obligation on behalf of either Party.

6. Shipment and Delivery.

6.1 Shipment and Delivery Requirements. OEM shall deliver the Goods to the location, in the quantities, and on the date(s) specified in the relevant purchase order (or as otherwise agreed in writing by the Parties). Subject to Section 34 (Force Majeure), timely delivery of the Goods to Distributor is of the essence.

6.2 Delay Shipments. If any shipment is delayed by OEM and may not be delivered on time, Distributor may require shipment of such Goods to the end user by reasonable alternative transportation designated by Distributor, acting reasonably, and OEM shall bear the expense of such alternative transportation.

6.3 Packing. OEM shall be responsible for the safe packaging of the Goods, and OEM warrants that upon their delivery the Goods shall be undamaged and in marketable condition. OEM shall separately number all containers showing the corresponding number on the invoices. An itemized packing slip, bearing Distributor’s order number, must be placed in each container. No extra charge will be made for packaging or packing materials.

6.4 Title and Risk of Loss. Title passes to Distributor upon delivery of the Goods. Unless otherwise mutually agreed in writing by OEM and Distributor on a case-by-case basis, all deliveries shall be made DDP (Incoterms 2020). OEM bears all risk of loss or damage to the Goods until delivery.

6.5 Acceptance of Goods. If Distributor determines, acting reasonably, that Goods delivered under this Agreement:

(a)  are damaged, defective or otherwise do not conform to the make/model number/UPC/SKU or other product identifies listed in the applicable purchase order; or

(b) were delivered to Distributor as a result of OEM’s error, Distributor may either:

(i) reject such Goods for a refund plus any inspection, test, shipping, handling and transportation charges paid by Distributor; or

(ii) require prompt correction or replacement of such Goods.

In each case the exercise by Distributor of any other rights available to Distributor under this Agreement or pursuant to applicable law shall not be limited.

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7. Use of OEM’s Name and Trademarks. Distributor and its authorized Resellers, successors and assigns are hereby authorized to: (a) use trademarks, service marks and trade names of OEM that OEM uses in connection with advertising, promoting, selling, distributing and servicing the Goods; and (b) refer to and advertise itself as an authorized distributor of the Goods and an authorized provider of the Services.

8. Term; Termination.

8.1 Term. The term of this Agreement commences on the Effective Date and terminates on the five (5) year anniversary of the Effective Date, unless earlier terminated as provided under this Agreement (the “Initial Term”). Following the Initial Term, this Agreement shall continue to renew for additional, rolling, one-year periods (each a “Renewal Term”) unless and until terminated as provided under this Agreement. (For purposes of this Agreement, the “Term” shall mean the Initial Term and all Renewal Terms.)

8.2 Decision Regarding Non-Renewal. At least sixty (60) days prior to the expiration of the Initial Term and each Renewal Term of this Agreement, the Parties may discuss whether they intend to renew or otherwise extend this Agreement. If either Party provides notice at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term of its intent not to renew this Agreement, then this Agreement shall terminate on the expiration of the then-current Term. On the other hand, if neither party provides such notice (or fails to provide it in a timely way), the Term of this Agreement shall continue for the next Renewal Term.

8.3 Termination Rights. Notwithstanding any other provision of this Agreement;

(a) Either party shall have the right to terminate this Agreement, with or without cause, with a one-hundred-eighty (180) days’ written notice, which may be sent no earlier than (i) with respect to Hexwave, 18 months after the date of this Agreement and (ii) with respect to HD-AIT, the one-year anniversary of Distributor’s receipt of a delivery, purchase, or task order for HD-AIT in a cumulative amount equal to the greater of (A) 65 units and/or (B) $8 million;

(b) Exercisable during the third year of the Initial Term, OEM shall have the right to terminate this Agreement on one-hundred-eighty (180) days’ written notice if, by the end of the second year of the Initial Term, Distributor has not ordered at least thirty-five (35) Hexwave systems; and

(c) Either Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party if the other Party is in material breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within thirty (30) days following the defaulting Party’s receipt of notice of such breach.

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8.4 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) All related purchase orders may (or may not) be terminated by Distributor, as determined by Distributor in its sole discretion;

(b) Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing the other Party’s Confidential Information (as defined in Section 9.1; and

(c) If OEM seeks to terminate pursuant to Section 8.3(a) and Distributor has not yet sold all Initial Order units, no termination will be effective until either Distributor or OEM has sold all such units, and OEM may sell such units directly during this period.

8.5 Post-Term Resale. Following the non-renewal, expiration or termination of this Agreement for any reason, Distributor may, in accordance with the applicable terms and conditions of this Agreement (a) sell off its existing inventories of Goods and (b) continue to market and sell all Goods (and OEM agrees to sell such Goods to Distributor under the terms of this Agreement) that had been ordered under purchase orders placed by Distributor prior to the effective date of the expiration/termination of this Agreement or subsequently ordered to fulfill an indefinite delivery/indefinite quantity (IDIQ) contract that was awarded to Distributor prior to the effective date of the expiration/termination of this Agreement.

8.6 Post-Term Services. For a period of ten (10) years following the nonrenewal, expiration or termination of this Agreement, Distributor may, in accordance with the applicable terms and conditions of this Agreement, continue to perform the Services for all units of Goods that had been purchased by Distributor under this Agreement, and OEM shall continue to provide technical support, spare parts and components to Distributor in accordance with the applicable terms and conditions of this Agreement. During such ten (10) year period, OEM shall be entitled to increase its pricing to Distributor for any individual spare part or component by up to ten percent (10%) per year, but only so long as OEM provides an updated spare parts pricing list to Distributor annually setting out such prices for spare parts.

9. Confidential Information.

9.1 Protection of Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, customers, Resellers, products, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information (collectively, “Confidential Information”). The existence of this agreement and the terms thereof constitute Confidential Information, provided that either party may disclose such information with the other party’s consent (not to be unreasonably withheld). The receiving Party shall not disclose any such Confidential Information to any person or entity, except to the receiving Party’s employees who have a need to know the Confidential Information for the receiving Party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving Party shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Confidential Information, or destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed.

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9.2 Exceptions. The prohibitions against disclosure of Confidential Information set forth in this Agreement shall not apply to: (a) Confidential Information that was already known to the receiving Party at the time the receiving received the Confidential Information from the disclosing Party; (b) Confidential Information that was disclosed to the receiving Party by a third party having the lawful right to disclose that Confidential Information; (c) Confidential Information that had been available to the public at the time the receiving Party received that Confidential Information, or subsequently lawfully became available to the public otherwise than by a breach of this Agreement; and (d) Confidential Information that the receiving Party was required to disclose pursuant to judicial action or decree having jurisdiction over the receiving Party, or pursuant to any requirement of any governmental agency or authority having jurisdiction over the receiving Party, but only so long as, prior to making the disclosure, the receiving Party gives the written notice of the requirement that the receiving Party disclose the Confidential Information and provide the disclosing Pary with the opportunity to challenge that requirement.

10. Quality Assurance.

10.1 Quality Controls and Processes. OEM represents, warrants and covenants that it (including any and all subcontractors involved in the manufacturing or assembly process for the Goods) has established and shall maintain a comprehensive, documented quality control and quality assurance program that is designed to ensure that all Goods conform to their published specifications and to all applicable regulatory approvals and certifications. To the extent that Distributor’s end customer requires ISO 9001 certification in manufacturing, and OEM does not have such certification, Distributor may manufacture the product in its ISO 9001 certified facility.

10.2 Testing. During receiving inspection from vendors as well as during manufacture and assembly, OEM shall perform and adequately document the performance and results of all inspections and tests required to substantiate conformance of the Goods (including all parts and components) to their specifications. Prior to shipment of each finished unit, OEM shall perform final test and quality assurance procedures and shall provide Distributor with a certificate of compliance for each unit. Upon reasonable advance notice, Distributor may witness all quality assurance processes, including final testing for any or all units of Goods.

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10.3 Defects. If a Party becomes aware of (a) any non-conformity or deviation from specifications or quality standards that renders any units of the Goods unsafe, (b) any incident involving any of the Goods resulting in injury to persons or damage to property, (c) information suggesting that such an injury or damage could occur in the future, or (d) to the extent required by any Distributor end customer, information suggesting that any of the Goods may not perform as per the OEM’s published data sheet attached as Exhibit E or as otherwise marketed or advertised (collectively, any of the foregoing, “Defects”), such Party will promptly notify the other Party of such matter in writing, specifying the nature and extent of the Defect. OEM covenants that it shall promptly investigate all reports of potential Defects and shall provide written updates to Distributor throughout the course of OEM’s investigation, including whenever any such report is requested by Distributor. OEM shall develop and submit to Distributor for review and approval, a corrective action plan outlining steps to be taken by OEM to address the Defects (“Corrective Action Plan”). OEM shall be solely responsible for the implementation of Corrective Action Plans, including customer and Government notifications, product shipment holds, customer notifications, field corrective actions, product recalls, and all other measures necessary to ensure the prevention, mitigation and remediation of all known and suspected Defects. All resulting costs shall be borne exclusively by OEM. Distributor shall be entitled to invoice OEM for all expenses (including labor, materials and travel) incurred by Distributor in connection with any work that Distributor agrees to perform to support OEM (at Distributor’s customary time & materials rates in effect at such time for the region(s) in which the work takes place).

11. Changes.

11.1 No Unauthorized Changes. OEM covenants that no Changes will be made to any Goods, including, but not limited to, changes to any assembly, subassembly, component, subcomponent or part, except with reasonable prior notice in periodic product review meetings to be scheduled on a mutually acceptable cadence. The term “Change” means alterations to any (a) specifications, (b) form, fit or function, (c) version or revision (including version or revision number), (d) software code, (e) data sheets, manuals or instructions, (f) testing protocols, or (g) manufacturing locations.

11.2 [intentionally omitted]

11.3 Discontinuation of Prior Versions and Revisions. To the extent required by any Distributor end customer, OEM covenants that it shall not discontinue any version or revision number of the Goods except on six (6) months’ advance written notice.

11.4 Repairs and Replacements. To the extent required by any Distributor end customer, OEM covenants that all spare and replacement parts, components, and supplies, as well as all replacements of Goods (whether during a warranty period or thereafter) shall also strictly adhere to the requirements set forth in this Section 11 (Changes). OEM further covenants that, unless they are interchangeable with all newer versions/revisions, it shall continue to supply all prior versions and revisions of spare parts, replacement parts, and components for a period of at least ten (10) years following the date Distributor last delivered Goods to OEM incorporating such part/component.

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12. OEM’s Compliance with Laws; Warranties.

12.1 Compliance with Laws. OEM represents, warrants and covenants that (a) OEM and the Goods are and shall at all times remain in compliance with all applicable laws, regulations, ordinances, permits, rules of common law, and any and all Government requirements or other governmental restrictions, whether now or hereafter in effect (collectively, “Laws”) and (b)  OEM has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

12.2 Product Warranties. OEM represents, warrants and covenants to Distributor that for a period of two years from the date of delivery, all Goods delivered will: (a) be free from any defects in workmanship, material and design; (b) conform to applicable specifications and other requirements specified by Distributor; (c) be fit for their intended purpose and operate as intended; and (d) be merchantable.

12.3 No Conflict of Interest. OEM represents, warrants and covenants that it has not and shall not enter into any agreement or accept any obligation that is inconsistent or incompatible with OEM’s obligations under this Agreement.

12.4 Additional Warranties. OEM further represents, warrants and covenants, without restriction as to time, that: (a) OEM has the right to enter into this Agreement and grant the rights contemplated by this Agreement without the need for any licenses, releases, consents or immunities not yet granted; (b) all Goods delivered under this Agreement shall be free and clear of all liens, security interests or other encumbrances; and (c) neither the Goods nor Distributor’s exercise of its rights under this Agreement shall infringe or misappropriate any third party’s patent, trademark, copyright, trade secret or other intellectual property rights of any kind.

12.5 Survival of Warranties. The representations, warranties and covenants provided by OEM under and in connection with this Agreement shall survive any delivery, inspection, acceptance or payment of or for the Goods by Distributor. These warranties are cumulative and in addition to any other warranty provided by law or equity. Any applicable statute of limitations runs from the date of Distributor’s discovery of the noncompliance of the Goods with the foregoing warranties.

12.6 Pass Through of Warranties. Distributor may pass through to its Resellers and its and their customers all warranties granted by OEM under this Agreement and OEM agrees to assist Distributor in processing any warranty claims relating to the Goods.

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13. General Indemnification. OEM shall indemnify, hold harmless and, at Distributor’s request, defend Distributor, its subsidiaries, affiliates, Resellers, successors and permitted assigns, and its and their officers, directors, managers, employees, and agents (each, an “Indemnified Party,” and collectively, “Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, demands, actions, judgments, settlements, interest, awards, penalties, fines, costs, and expenses of every kind (including, without limitation, attorneys’ fees, costs of defense and settlement, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers) (collectively, “Claims”), that arise out of or relate to: (a) any of the Goods purchased from OEM, (b) OEM’s acts, omissions, negligence, or willful misconduct; (b) injuries or death to persons or damage to property (including loss of property) in any way arising out of or caused or alleged to have been caused, in whole or in part, by any of the Goods, including any failure to meet product performance specifications; (c) any breach (or claim or threat thereof that, if true, would constitute a breach) of this Agreement by OEM, including without limitation, any breach of any representation or warranty set forth in this Agreement; (d) violation of any Law by OEM; and (e) any Defects and Corrective Action Plans. OEM shall not enter into any settlement without Distributor’s prior written consent.

14. Intellectual Property Indemnification. OEM shall also indemnify, hold harmless and, at Distributor’s request, defend each Indemnified Party from and against any and all Claims or threat thereof that any Goods (including any part thereof), or Indemnified Party’s marketing, sale, distribution, maintenance, repair, operation, use or possession of any Goods, infringes or misappropriates, violates or conflicts with any patent, copyright, trade secret or other intellectual property right of any third party. In no event shall OEM enter into any settlement without Distributor’s prior written consent.

15. Additional Remedies. In the event of any Claim or threat thereof that any Goods (or any part thereof) or the exercise of any rights granted herein with respect thereto, infringe, misappropriate, violate or conflict with any right of any third party, then, in addition to OEM’s indemnification obligations set forth above and all other remedies that may be available to Distributor under the Agreement, at law or in equity, Distributor shall also have the right to demand, and OEM shall comply with such demand, that OEM, at OEM’s expense, (a) modify the Goods to be noninfringing, (b) obtain a license (on terms satisfactory to Distributor) to continue using the Goods or (c) refund to Distributor the full purchase price of the affected Goods.

16. Limitation of Liability NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND TO THE FULLEST EXTENT ALLOWED UNDER APPLICABLE LAW, DISTRIBUTOR’S AGGREGATE LIABILITY TO OEM OR ANY THIRD PARTY FOR ANY DISPUTE(S) ARSING UNDER OR RELATING TO THIS AGREEMENT, WHETHER FOR BREACH, NEGLIGENCE, IN TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL PAYMENTS MADE BY DISTRIBUTOR TO OEM FOR THE GOODS MOST DIRECTLY RELATED TO THE DISPUTE(S).

17. No Consequential Damages. IN NO EVENT SHALL DISTRIBUTOR OR ANY OF ITS REPRESENTATIVES BE LIABLE TO OEM OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT DISTRIBUTOR WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

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18. Insurance. During the Term of this Agreement and for so long as any warranty may apply to any of the Goods provided by OEM to Distributor, OEM shall, at its own expense, maintain and carry Comprehensive General Liability insurance (including products liability) with limits no less than $10,000,000 per person, $25,000,000 per occurrence for Bodily Injury Liability, and $25,000,000 per occurrence for Property Damage Liability. The OEM will confirm the adequate insurance coverage within 90 days of the Effective Date. The insurance policies required under this Agreement shall be underwritten by insurers with a minimum A.M. Best rating of “A-” (Excellent) or better. Within 90 (90) days of the Effective Date (and on each policy renewal), OEM shall provide Distributor with a certificate of insurance evidencing the required coverages, policy limits and policy endorsements for all insurance coverage required by this Section , and shall not do anything to invalidate such insurance. The certificates of insurance shall name Distributor as an additional named insured and provide a waiver of subrogation in favor of Distributor. OEM shall provide Distributor with thirty (30) days’ advance written notice in the event of a cancellation or material change in OEM’s insurance policy. The liability of OEM assumed under the Agreement shall not be limited to the amount of insurance which OEM is required to provide.

19. Entire Agreement. This Agreement, including and together with Exhibits A and B, attached hereto and incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, letters of intent, proposals, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing.

20. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the OEM contained herein will survive the expiration or earlier termination of this Agreement and (b) any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or termination of this Agreement.

21. Notices. All notices, consents, claims, demands, and waivers under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party or (b) if the Party giving the notice has complied with the requirements of this Section.

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Viken Detection Corp.
Notice to Distribtor:	21 North Avenue
Burlinton, MA 01803
ATTN: President

187 Ballardvale Street, Suite 110
Notice to OEM:	Wilmington, MA 01887
William Frain, CEO

22. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Agreement shall be interpreted to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

24. Waiver. No waiver by any Party of any of the provisions or obligations of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

25. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

26. Subcontracting and Assignment. Except as otherwise set forth in Section 1.2 (Resellers), neither Party may subcontract or assign any of its rights or delegate any of its responsibilities under this Agreement, whether by operation of law, merger, or otherwise,  without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of this Section shall be null and void.

27. No Interference with Business Relationships. During the Term of this Agreement and for twelve (12) months thereafter, OEM covenants that it shall refrain from soliciting, recruiting, contracting, or otherwise engaging, either directly or indirectly, any company that has, at any point during the Term of this Agreement, acted as a distributor, reseller, sales representative, sales consultant, subcontractor, or service provider for Distributor (or for any of Distributor’s subsidiaries or affiliates), whether or not Distributor ever engaged such company to market, distribute, resell, or represent any of the Goods or perform any of the Services.

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28. No Solicitation / No Hire. During the Term of this Agreement and for twelve (12) months thereafter, each Party covenants that it shall refrain from soliciting or recruiting for employment, or hiring any individual that is employed by the other Party (or by any of the other Party’s subsidiaries or affiliates).

29. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

30. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement  benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other  person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 13 and Section 14 (Intellectual Property Indemnification) with the right to enforce  these provisions.

31. Choice of Law. This Agreement shall be governed by, and construed in accordance with; the laws of the Commonwealth of Massachusetts, United States of  America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

32. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY  ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

33. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 21 (Notices), a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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34. Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from one or more the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, pandemic, epidemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; and (h) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within five (5) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal or abatement of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of sixty (60) days (whether or not consecutive), the other Party may thereafter terminate any open purchase orders (i.e., not yet fulfilled) upon written notice.

35. Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

36. Transaction Exclusivity. OEM and Distributor have begun initial and exploratory non-binding discussions to explore a merger, sale of all or substantially all assets, or other change of control transaction of OEM (a “Transaction”) over a 90-day period. In consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OEM agrees to negotiate exclusively with Distributor with respect to any Transaction during the period commencing upon the execution and delivery of this Agreement by all parties and ending ninety (90) days thereafter (the “Exclusivity Period”). During the Exclusivity Period, OEM will not, nor will it permit its officers, directors, employees, advisors or representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, proposals or offers relating to, (ii) respond positively to any submissions, proposals or offers relating to, (iii) engage in any negotiations or discussions with any person (other than their respective officers, directors, advisors and representatives of Distributor) relating to, or (iv) provide any information to, or otherwise cooperate in any way with, any person (other than the officers, directors, advisors and representatives of Distributor) in connection with a merger, sale, acquisition, or similar transaction of, involving or relating to all or any portion of OEM or any equity investment in OEM, with any party other than Distributor without first obtaining the written approval of Distributor. OEM shall notify Distributor promptly of any inquiries by any third parties in regard to the foregoing and shall deliver copies of any and all inquiries, proposals or similar materials to Distributor.

[End of Body of Agreement, Exhibits Follow]

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Exhibit A— Goods and Price Lists

Goods

For purposes of this Agreement, the term “Goods” shall mean all current and future models, versions and configurations of the (a) Hexwave and (b) HD-AIT, as well as all spare parts, components, and subassemblies required to perform the Services. For the avoidance of doubt, “Hexwave” includes the currently contemplated Gen2 millimeter wave body scanner as proposed by OEM to Distributor at OEM’s facility on or around January 18, 2024.

Price Lists

1. Hexwave Pricing (in USD): $70,000 per unit

Notwithstanding the Hexwave Pricing above, OEM acknowledges and agrees that to  remain competitive in the future and for Distributor to attempt to develop a market  for the Hexwave, OEM must use best efforts to reduce such pricing. OEM and Distributor shall therefore work together in good faith to reduce such pricing as  promptly as possible and to amend this Agreement to reflect such lower pricing as  soon as they are able.

2. HD-AIT Pricing

To be mutually established by OEM and Distributor prior to September 30, 2024. If  not mutually established by such date, the pricing shall be established and updated  in accordance with the Lowest Price Guarantee provision below.

3. Hexwave Parts, Components, and Subassemblies Pricing

To be mutually established by OEM and Distributor prior to September 30, 2024.  If not mutually established by such date, the pricing shall be established and  updated in accordance with the Lowest Price Guarantee provision below.

During the product warranty period, OEM shall provide all parts, components and subassemblies without charge.

4. HD-AIT Parts, Components, and Subassemblies Pricing

To be mutually established by OEM and Distributor prior to September 30, 2024. If  not mutually established by such date, the pricing shall be established and updated  in accordance with the Lowest Price Guarantee provision below.

During the product warranty period, OEM shall provide all parts, components and subassemblies without charge.

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Annual Subscription fee per unit - $5,000 (MSRP $10,000)

- The annual subscription fee covers all scheduled OS software and standard algorithm updates (software engineering time, hiring of models, threat data collection and labelling, algorithm development, QA etc.) - this provides Distributor and the end customer access to algorithm updates that may be developed for DHS due to newly identified threats. For large customer opportunities of fifteen systems and above we are open to a discussion on the subscription fee. Demo units are not subject to this subscription fee.

Distributor shall have the right to continue to purchase parts, components, and subassemblies under the terms of this Agreement for a period of ten (10) years after the expiration or termination of this Agreement so that Distributor may continue to perform the Services in connection with Goods purchased by Distributor under this Agreement.

Lowest Price Guarantee

OEM covenants that Distributor shall at all times receive the most favored pricing for the Goods (including for the parts, components, and subassemblies offered by OEM to any other distributor or reseller, including any discounts, rebates and any other commercial concessions offered by OEM in the Distributor’s territory. Should OEM offer any of the Goods to another distributor or reseller at pricing that is lower or otherwise more favorable than the pricing it has offered to Distributor hereunder, OEM shall promptly notify Distributor in writing of the new, more favorable pricing and such pricing shall thereafter be deemed the pricing for such Good(s) applicable under this Agreement.

Price reductions shall apply to all orders shipped or services performed after the effective date of the reduction. In addition, OEM shall credit Distributor the difference between the net price previously invoiced to Distributor and the new price payable by Distributor for any Goods currently in Distributor’s inventory whose price has been reduced by OEM and that were obtained by Distributor within the three (3) months immediately prior to such price reduction.

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Exhibit B — Exclusive Service Provider

For purposes of this Agreement, the term “Services” means: installation, maintenance, repair, spare parts sale/supply, consumables sale/supply, system loans/bailments, de-installation, system moves, system testing, and operator training (online and in-person).

Article l.           Appointment as Exclusive Service Provider

1.1 The OEM hereby appoints Distributor as its exclusive provider of Services for all Goods in the Territory. The Distributor hereby accepts such appointment, in accordance with the terms and conditions in this Agreement.

1.2 If Distributor is both a Distributor and a Service Provider, the use of the term “Distributor” throughout the Agreement will be deemed to encompass both roles.

Article ll.          Service Provider’s Obligations and Duties

The Service Provider, shall:

2.1 Diligently promote and sell the Services throughout the Territory;

2.2 Hold stocks of spare parts appropriate for the number and type of systems installed in the Territory;

2.3 Obtain and maintain technical training certificates for a suffcient number of service professionals to cover Services in the Territory, at Service Provider’s expense (Travel and Living) (note that the technical training classes will be provided to Distributor free of charge); and

2.4 Forward to OEM any complaints received relating to Defects and Distributor shall cooperate with OEM in relation to OEM’s investigation of any such complaints and/or incidents. In the event that OEM should be required or voluntarily decide to initiate any Corrective Action, such as product shipment hold, notification, field correction or recall, Distributor agrees to cooperate fully with OEM. Distributor shall be entitled to invoice OEM for all expenses (including Travel and Living) incurred by Distributor in connection with any such work, at Distributor’s customary time & materials rates in effect at such time for the region(s) in which the work takes place.

Article Ill.            OEM’s Obligations and Duties

3.1 OEM shall regularly (at least one time every six months) offer train-the-trainer training seminars in Distributor’s facilities (Burlington, MA), for instruction in the maintenance and repair of the Goods (“Training”), at no cost to Distributor.

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3.2 Distributor shall be entitled to receive the following technical support (“Technical Support”) from OEM without charge, to the extend required to perform the Services: (a) technical service support by telephone, during normal business hours Monday- Friday from 8:00 AM - 6:00 PM Eastern Standard Time, and will make best efforts for response during off hours, (b)  technical product update information and documentation, and (c)  copies of service manuals and related technical documentation as well as a list of recommended or required tools for testing, maintaining and servicing the Goods.

3.3 If Distributor is unable to repair any of the Goods using its own technicians and after making contact with OEM’s technical service support by telephone is still unable to complete the repair (whether during or post-warranty) and requests that OEM provide OEM’s own technicians to perform repair services, OEM shall perform such services itself at its expense (if the repair is requested during the product warranty) or at $75 per hour (if the repair is requested after the product warranty period has expired). In addition, so long as such amounts are approved by Distributor in writing in advance, Distributor shall reimburse OEM for travel time ($45 per hour) and for reasonable transportation (economy class), lodging (three-star), meal ($75 per day) and other travel related expenses incurred by OEM in connection with performing such post- warranty services.

3.4 Distributor shall have the right to continue to perform Services and purchase parts, components, subassemblies and consumables under the terms of this Agreement for a period of ten (10) years after the expiration or termination of this Agreement so that Distributor may continue to perform the Services in connection with Goods purchased by Distributor under this Agreement. During such period, OEM shall also continue to provide Training, Technical Support, and spare/replacement parts for the Goods to Distributor under the terms of this Agreement.

3.5 OEM and Distributor will share ongoing reliability performance data for the Goods (including all parts), including, mean time between failure, and other information insofar as available. In the event that OEM or Distributor determines that the same defect in material or workmanship has appeared in more than one unit of the Goods or spare parts, OEM shall promptly review the Goods to determine if any such shortcoming is due to a common root cause and shall promptly provide a written report of its findings to Distributor. Distributor shall be entitled to charge OEM for all Services and other work performed by Distributor stemming from or related to any such defects (whether in material or in OEM’s manufacturing workmanship).

3.6 If any part or component of the Goods is discontinued, OEM will promptly notify Distributor so that parties may consider: (a) making a last time buy, at OEM’s cost, of the affected part or component, (b) OEM providing a change to the design to include backward compatibility of the part/component, or (c)  implementing some other alternative measure that is reasonable to both Parties.

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Exhibit C — Initial 15 Unit Delivery Schedule

TBD

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Exhibit D – Outstanding Quotes and Active Leads

[***]

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Exhibit E – Hexwave Technical Sheet

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HEXWAVE FEATURES and SPECIFICATIONS

Open Design
No overhead structure, no floor cabling between panels. Wireless setup configurable

Alarm Indicator
Threat indication at exit. Audible alarms optional

Depth Camera
Auto-triggered by person walking through (no operator intervention)

Pacing Indicators
Proceed/Wait indication at entrance

Barrier Integration
Retractable barrier belt integration

Power
Power is required to each HEXWAVE device

Mobile
Wheels and handle holds allow for relocation. Wheels lockable

Walk-Thru Spacing
ADA wheelchair compliant

HEXWAVE
HEXWAVE

Enhanced Detection
Powered by 3D video rate imaging and AI deep learning to capture and process ~400,000 datapoints per image

Safe
Uses millimeter wave, low power radar and emits non-ionizing radiation, much less than cell phones and Wi-Fi

Connected
Smart IoT functionality for connectivity to existing security systems (VMS, access control)

Dashboard
Supports data analytics and reporting

Future Proof
Over the air AI algorithm updates for threat updates and software upgrades

Automatic Alerts
Gives operators a clear go/no-go decision, location of threat, and visible/audible alerts

Flexible
Portable/Fixed deployment, indoors and outdoors (under cover)

THREAT ALERTS METALLIC and NON-METALLIC

IEDs
- Plastic
- Liquid
- Powder explosives

RIFLES

SHOTGUNS

HANDGUNS
- Full-size
- Compact
- Sub-compact
- 3D printed/ghost

KNIVES
- Ceramic
- Plastic
- Metal

PHYSICAL SPECIFICATIONS

Panel Height – 1.86 m (73.3")

Panel Width – .91 m (36")

Panel Depth – .23 m (9.1")

Base Width – 1.11 m (43.8")

Base Depth – .66 m (26.1")

Weight – each panel is 140 lbs (63 kg)

Wheelbase locks for stability

Optimal panel placement – 1.5 m (72") apart

CONNECTIVITY

Ethernet (IEEE 802.3)

WIFI (IEEE 802.11 a/b/g/n/ac)

System supports open standards for cyber security

ENVIRONMENTAL DATA

Unaffected by proximity to EMI or metal

Power Supply:
100 to 264 VAC, 47 to 63 Hz, 2000 VA

Operating Temperature:
5°F to 95°F/ -15°C to 35°C

Storage Temperature:
-30°F to 150°F/ -34.4°C to 65.5°C

Relative Humidity:
5 to 95% (without condensation)

CERTIFICATION AND COMPLIANCE

Compliant with applicable FCC regulatory standards

Compliant with applicable industry standards*

Compliant with applicable electromagnetic Standards on Human Exposure*

Compliant with applicable International Standards for electrical safety and EMC*

* in progress

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